Exhibit 3.1
BYLAWS
AMENDED & RESTATED AS OF SEPTEMBER 16, 2008
OF
CERNER CORPORATION
Amendment No. 1
The second sentence of Bylaw number 14, titled: “Management” shall be amended by deleting “eight (8)” appearing at the end of such sentence and inserting in lieu thereof “seven (7)”.
Approved by the Board of Directors on March 31, 2010